Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 +1 415 773 5700 orrick.com

May 3, 2022

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Re:	Starbucks Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Starbucks Corporation, a Washington corporation (“Starbucks”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Starbucks’ Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 65,000,000 shares (the “Shares”) of Starbucks common stock, par value $0.001 per share, issuable pursuant to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan, as amended and restated (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you to cover the issuance of the Shares pursuant to the Plan.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of Starbucks, (ii) the Amended and Restated Bylaws of Starbucks, (iii) the Plan, (iv) the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Starbucks, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than Starbucks, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Starbucks and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

May 3, 2022

The opinion expressed herein is limited to the corporate laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP